Exhibit 99.1
Arch Insurance North America
Grace Building, 14th Floor
1114 Avenue of the Americas
New York, NY 10036
www.archinsurance.com
Arch Insurance North America to Acquire Premier Dealer Services
The acquisition expands Arch’s capabilities in the automotive Finance and Insurance market
NEW YORK — October 30, 2026 — Arch Insurance North America (Arch Insurance, Arch), today announced it has entered into an agreement to acquire Premier Dealer Holding Corp., and its subsidiaries including Premier Dealer Services (PDS), a Dublin, Ohio-based provider of automotive Finance and Insurance (F&I) products and services.
The acquisition, upon completion, will build on a long-standing relationship between Arch Insurance and PDS, combining Arch’s deep specialty insurance expertise with PDS’s administration capabilities, technology infrastructure and relationships.
“PDS has built a strong business with an experienced team, differentiated technology and extensive dealer relationships,” said Matt Shulman, CEO of Arch Insurance North America. “We know the company well. Bringing PDS and Arch together will strengthen our capabilities in the automotive F&I market and create new opportunities to serve our customers and partners.”
“Arch has been a trusted partner to Premier for many years, and we know and respect their team,” said John Topits, CEO of PDS. “Joining Arch gives us the financial strength and resources to keep investing in our people, products and technology, while our dealers and agents continue working with the same Premier team they know today.”
Following completion of the transaction, PDS is expected to operate as a standalone business within Arch Insurance’s Consumer Division.
This transaction is expected to close by the end of 2026 and is subject to regulatory approvals and satisfaction of other customary closing conditions.
TD Securities is acting as the exclusive financial advisor to Arch, and Eversheds Sutherland LLP is serving as Arch’s legal advisor.
About Arch Insurance North America
Arch Insurance North America, part of Arch Capital Group Ltd., includes Arch’s insurance operations in the United States and Canada. Business in the U.S. is written by Arch Insurance Company, Arch Specialty Insurance Company, Arch Property & Casualty Insurance Company and Arch Indemnity Insurance Company. Business in Canada is written by Arch Insurance Canada Ltd.
About Arch Capital Group Ltd.
Arch Capital Group Ltd. (Nasdaq: ACGL) is a publicly listed Bermuda exempted company with approximately $27.3 billion in capital at September 30, 2026. Arch, which is part of the S&P 500 Index,

provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
About Premier Dealer Services
Founded in 1998 and headquartered in Dublin, Ohio, Premier Dealer Services (PDS) is a leading provider of loyalty and automotive protection products and customized services for dealerships. Through its technology platform, dealer training and long-standing dealer relationships, PDS builds programs that increase dealer profitability across every area of the dealership while building long-term sales and service retention for our dealer customers. Learn more at pdsadm.com.
Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward−looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries (the “Company”) may include forward−looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements.
Forward−looking statements can generally be identified by the use of forward−looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. Forward−looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: with respect to the proposed transaction: the possibility that required regulatory approvals or other closing conditions will not be satisfied, that completion will be delayed or will not occur, and that anticipated benefits will not be realized; adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and the Company’s ability to maintain and improve its ratings; investment performance; the loss of key personnel; the adequacy of the Company’s loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events, including the effect of contagious diseases on our business; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; statutory or regulatory developments, including as to tax matters and insurance and other regulatory matters; ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses the Company has acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to the Company of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to the Company; an incident, disruption in operations or other cyber event caused by cyber attacks, the use of artificial intelligence technologies or other technology on the Company’s systems or those of the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation; and the other matters set forth under ITEM 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of our 2025 10-K, as well as the other factors set forth in our other documents on file with the SEC, and management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these cautionary statements. The Company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.
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Media Contact:
Stephanie Perez
stperez@archgroup.com
Source: Arch Capital Group Ltd.
Tag: Arch-Insurance